UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following correspondence was sent on April 2, 2009 through electronic mail and via Federal Express delivery to the Investment Proxy Research Division of Fidelity Investments, an institutional investor that owns common stock of Duke Realty Corporation, with regard to the proposed amendments to the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan.

April 2, 2009

Mr. Joseph Vitelli

Investment Proxy Research

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

RE:	Duke Realty Corporation (the “Company”)
Amended and Restated 2005 Long-Term Incentive Plan

Dear Mr. Vitelli:

I understand that on March 27, 2009, you raised a matter with the Company on behalf of Fidelity Investments with respect to the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”) that is being submitted for shareholder approval at our 2009 Annual Meeting of Shareholders on April 29, 2009. Per your discussions with our Legal Department and Investor Relations Department, I understand that you have identified a specific feature in the Plan that is inconsistent with the current proxy voting guidelines used by Fidelity Investments. Specifically, Fidelity Investments’ proxy voting guidelines require that all equity compensation awards to non-employee directors be granted and administered by an independent committee of the Board of Directors.

You indicated in your discussions that Fidelity Investments would support approval of the Plan if the management of the Company commits to make an amendment to the Plan that would address the matter you have raised. Currently, Section 4.1 of the Plan provides as follows:

“The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board.”

On behalf of Company management, I hereby commit that a recommendation will be made to have the Executive Compensation Committee approve an amendment of Section 4.1 of the Plan to provide that awards to non-employee directors under the Plan be granted and administered only by a committee of the Board consisting solely of independent directors within the meaning of Section 303A of The New York Stock Exchange Listed Company Manual.

We believe the proposed amendment would make the features of the Plan consistent with Fidelity’s current proxy voting guidelines. Please contact me if you have any comments or questions regarding the plans or this letter.

Very truly yours,

/s/ Howard L. Feinsand

Howard L. Feinsand

Executive Vice President, General Counsel and

Corporate Secretary

HLF/klp

cc: Dennis D. Oklak, Chief Executive Officer